EXHIBIT 4.1
THIRD SUPPLEMENTAL INDENTURE
This Third Supplemental Indenture (this “Supplemental Indenture”), dated as of April 1, 2026, between (a) Arcosa, Inc., a Delaware corporation (the “Issuer”) and (b) Computershare Trust Company, N.A., as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (as amended by the First Supplemental Indenture, dated as of October 1, 2024 and the Second Supplemental Indenture, dated as of October 31, 2024, the “Indenture”), dated as of August 26, 2024, providing for the issuance of an unlimited aggregate principal amount of 6.875% Senior Notes due 2032 (the “Notes”);
WHEREAS, pursuant to Section 10.5(a)(1) of the Indenture, any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon a sale, exchange, transfer or other disposition of the Capital Stock of such Guarantor, following which such Guarantor is no longer a Subsidiary of the Issuer;
WHEREAS, pursuant to the transactions contemplated by that certain Stock Purchase Agreement dated as of February 24, 2026 (the “Purchase Agreement”), among the Issuer, Arcosa Marine Products, Inc., a Delaware corporation (“Arcosa Marine Products”), and ACMP Buyer, LLC, a Delaware limited liability company (“Buyer”), Buyer agreed to buy from the Issuer all of the issued and outstanding shares of common stock of Arcosa Marine Products, a Guarantor under the Indenture, after which Arcosa Marine Products shall no longer be a Subsidiary of the Issuer;
WHEREAS, pursuant to Section 10.5(b) of the Indenture, upon delivery to the Trustee of an Officer’s Certificate to the effect that the transactions contemplated by the Purchase Agreement were made by the Issuer in accordance with the provisions of the Indenture, the Trustee shall execute any documents reasonably requested by the Issuer in order to evidence the release of Arcosa Marine Products from its obligations under its Note Guarantee;
WHEREAS, the Trustee has received an Officer’s Certificate and Opinion of Counsel in connection with the transactions contemplated by the Purchase Agreement and the Trustee’s execution of this Supplemental Indenture; and
WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes to evidence the release of Arcosa Marine Products from its Note Guarantee.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Release of Guarantor. In reliance on the Officer’s Certificate and the Opinion of Counsel delivered to the Trustee on the date hereof, the Trustee acknowledges and agrees that Arcosa Marine Products is hereby unconditionally, automatically and irrevocably released from its Note Guarantee, all of its obligations under the Note Documents, and as a Guarantor under the Indenture, and accordingly, that, without further action, Arcosa Marine Products is no longer party to the Indenture and the other Note Documents.
3.    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
4.    Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARIES AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR IN CONNECTION WITH, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
5.    Counterparts. This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.
6.    Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7.    The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

[Signatures on the following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ARCOSA, INC., as Issuer

By:	/s/ Kevin Weber
Name: Kevin Weber
Title: Treasurer

Signature Page to Third Supplemental Indenture

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Erika Mullen
Erika Mullen
Vice President

Signature Page to Third Supplemental Indenture